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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of Earliest event reported) January 20, 1998

                   Integrated Packaging Assembly Corporation
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             (Exact name of registrant as specified in its charter)


           Delaware                       0-27712               77-0309372
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(State or other jurisdiction of  (Commission file number)    (I.R.S. Employer
 incorporation or organization)                             Identification No.)


2221 Old Oakland Road, San Jose, California                     95131-1402
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(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code: (408) 321-3600

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ITEM 2. OTHER EVENTS

Integrated Packaging Assembly Corporation (the "Company") entered into a Purchase and Sale Agreement dated November 20, 1997, in connection with the sale of certain imp roved real property located at 2219-2221 Old Oakland Road, San Jose, California (the "Properties") and a Lease Agreement dated January 20, 1998, for the lease of a building and related property located at 2221 Old Oakland Road, San Jose, California. Pursuant to the Purchase and Sale
Agreement, the Company sold the Properties to Lincoln Property Company N.C., Inc. ("Lincoln"), and pursuant to the terms of the Lease Agreement, Lincoln agreed to lease the building and related properties at 2221 Old Oakland Road to the Company for a term of 10 years (with options to extend the lease for two successive five year periods) at a base rent of $82,390 per month, subject to adjustment over the term of the lease. Net proceeds to the Company from the sale of the Properties, which closed on January 20, 1998, were $7.3 million, net of the transfer of $6.6 million of debt to Lincoln, fees, commissions and closing costs. The Company intends to use the net proceeds from this sale for the purchase of capital equipment and working capital purposes.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  a. Financial Statements: not applicable

  b. Pro Forma Financial Information: not applicable

  c. Exhibits:

                10.26 Purchase and Sale Agreement dated November 20, 1997, between the Company and Lincoln Property Company N.C., Inc.

                10.27 Lease Agreement dated January 20, 1998, between the Company and Lincoln Property Company, N.C., Inc.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duty authorized.


Dated: January 30, 1998       Integrated Packaging Assembly Corporation

                              By: /s/ Alfred V. Larrenaga
                                 ___________________________________
                                 Alfred V. Larrenaga
                                 Vice President and Chief Financial Officer

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